EXECUTION COPY

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of March 12, 2003, among The Dixie Group, Inc., a Tennessee corporation (the "Parent"), Fabrica International, a California corporation ("Fabrica"), Bretlin, Inc., a Georgia corporation ("Bretlin"), Candlewick Yarns, Inc., a Tennessee corporation ("Candlewick"), Chroma Technologies, Inc., a California corporation ("Chroma"), Dixie Group Logistics, Inc., a Georgia corporation ("Dixie Logistics"; and, together with Fabrica, Bretlin, Candlewick and Chroma, the "Guarantors"; and, together with the Parent, the "Grantors"), and Tennenbaum Capital Partners, LLC, a Delaware limited liability company, as Collateral Agent (in such capacity, together with its successors, if any, in such capacity, the "Collateral Agent").

W I T N E S S E T H:

WHEREAS, pursuant to the Note Purchase Agreements dated as of the date hereof (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the "Note Purchase Agreements") between the Parent and respective Persons identified on the signature pages thereof as Purchasers (the "Purchasers"), the Parent has agreed to issue, and subject to the terms and thereof, the Purchasers have agreed to purchase, $37,000,000 aggregate principal amount of the Parent's Senior Secured Notes due 2007 (including those issued in exchange or satisfaction thereof, the "Notes");

WHEREAS, as a condition to the Purchasers' obligation to purchase the Notes from the Parent, the Guarantors have agreed to guaranty the Parent's obligations under the Note Purchase Agreement, the Notes and the other Operative Agreements to which the Parent is party; and

WHEREAS, as a further condition to the Purchasers' obligation to purchase the Notes, the Purchasers have required and the Grantors have agreed to execute and deliver this Security Agreement to provide collateral security for the obligation of the Grantors under the Operative Agreements to which each is party.

NOW, THEREFORE, in consideration of the promises set forth above and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINED TERMS. Terms defined in the Note Purchase Agreements and not otherwise defined in Annex A hereto are used herein as therein defined. All other terms contained in this Security Agreement, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein.

2. GRANT OF LIEN.

(a) To secure the prompt and complete payment, performance and observance of all of the Obligations, each Grantor hereby grants, assigns, conveys, mortgages, pledges, hypothecates and transfers to the Collateral Agent, for itself and the benefit of the Purchasers, a Lien upon and security interest in all of such Grantor's right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor (including under any trade names, styles or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Grantor, and regardless of where located (all of which being hereinafter collectively referred to as the "Collateral"), including:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all General Intangibles (including payment intangibles and Software);

(v) all Goods (including Inventory, Equipment and Fixtures);

(vi) all Instruments;

(vii) all Investment Property;

(viii) all Deposit Accounts of any Grantor, including all deposits therein;

(ix) all money, cash or cash equivalents of any Grantor;

(x) all Supporting Obligations and Letter-of-Credit Rights of any Grantor;

(xi) to the extent not otherwise included, all Proceeds, tort claims, insurance claims and other rights to payments not otherwise included in the foregoing and products of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing.

The foregoing notwithstanding, the term "Collateral" does not include all or any part of the partnership interest of Chroma Systems Partners, a California general partnership, held by Chroma (the "Excluded Chroma Interests"); however, the term "Collateral" shall include all Proceeds of the Excluded Chroma Interests. In addition to the Excluded Chroma Interests, the term "Collateral" shall not include any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal Property, if under the terms of such contract, lease, permit, license, charter or license agreement, or Applicable Law with respect thereto, the valid grant of a security interest or Lien therein to Collateral Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under Applicable Law such prohibition cannot be waived; provided that, the foregoing exclusion shall in no way be construed (a) to apply if any such prohibition is unenforceable under Section 9-406, 9-407, 9-408 or 9-409 of the UCC or other Applicable Law or (b) so as to limit, impair or otherwise affect Collateral Agent's unconditional continuing security interests in and Liens upon any rights or interests of Grantors in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts) or any Proceeds of any such contract, lease, permit, license, charter or license agreement.

(b) In addition, to secure the prompt and complete payment, performance and observance of the Obligations and in order to induce the Collateral Agent and the Purchasers as aforesaid, each Grantor hereby grants to the Collateral Agent, for itself and for the benefit of the Purchasers, a right of setoff against the property of such Grantor held by the Collateral Agent or any of the Purchasers, consisting of property described above in Section 2(a) now or hereafter in the possession or custody of or in transit to Collateral Agent or any of the Purchasers, for any purpose, including safekeeping, collection or pledge, for the account of such Grantor, or as to which such Grantor may have any right or power.

3. COLLATERAL AGENT AND PURCHASERS' RIGHTS; LIMITATIONS ON COLLATERAL AGENT AND PURCHASERS' OBLIGATIONS.

(a) It is expressly agreed by Grantors that, anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of its Contracts and each of its Licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Neither the Collateral Agent nor any Purchaser shall have any obligation or liability under any Contract or License by reason of or arising out of this Security Agreement or the granting herein of a Lien thereon or the receipt by the Collateral Agent or any Purchaser of any payment relating to any Contract or License pursuant hereto. Neither the Collateral Agent nor any Purchaser shall be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any Contract or License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or License, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b) Subject to the terms of the Intercreditor Agreement, the Collateral Agent may at any time after an Event of Default has occurred and be continuing (or if any rights of set-off (other than set-offs against an Account arising under the Contract giving rise to the same Account) or contra accounts may be asserted with respect to the following), without prior notice to any Grantor, notify Account Debtors and other Persons obligated on the Collateral that the Collateral Agent has a security interest therein, and that payments shall be made directly to the Collateral Agent. Upon the request of the Collateral Agent, each Grantor shall so notify Account Debtors and other Persons obligated on Collateral. Once any such notice has been given to any Account Debtor or other Person obligated on the Collateral, the affected Grantor shall not give any contrary instructions to such Account Debtor or other Person without the Collateral Agent's prior written consent.

(c) The Collateral Agent may at any time in the Collateral Agent's own name, in the name of a nominee of the Collateral Agent or in the name of any Grantor communicate with Account Debtors, parties to Contracts and obligors in respect of Instruments to verify with such Persons, to the Collateral Agent's satisfaction, the existence, amount terms of, and any other matter relating to, Accounts, payment intangibles, Instruments or Chattel Paper.

4. REPRESENTATIONS AND WARRANTIES. Each Grantor represents and warrants on behalf of itself that:

(a) Each Grantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Grantor is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all other states and jurisdictions in which the failure by such Grantor to be so qualified would have a Material Adverse Effect.

(b) Each Grantor is duly authorized and empowered to enter into, execute, deliver and perform the obligations under this Security Agreement and each of the other Operative Agreements to which it is party. The execution, delivery and performance of this Security Agreement and each of the other Operative Agreements have been duly authorized by all necessary action and do not and will not (i) require any consent or approval of any of the holders of the equity interests of the Grantors; (ii) contravene the Organizational Documents of the Grantors; (iii) violate, or cause the Grantors to be in default under, any provision of any Applicable Law, order, writ, judgment, injunction, decree, determination or award in effect having applicability to the Grantors; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Grantor is party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any such Grantor.

(c) This Security Agreement is, and each of the other Operative Agreements to which it is party, will be, a legal, valid and binding obligation of each Grantor and enforceable against such Grantor in accordance with the respective terms of the Operative Agreements, except as the enforceability thereof maybe limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights.

(d) Each Grantor has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien or security interest hereunder free and clear of any and all Liens and security interests other than Permitted Liens.

(e) No effective security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed (i) by any Grantor in favor of the Collateral Agent pursuant to this Security Agreement or the other Operative Agreements, and (ii) in connection with any other Permitted Liens.

(f) This Security Agreement is effective to create a valid and continuing Lien on and, upon the filing of the appropriate financing statements listed on Schedule I hereto, a perfected Lien in favor of the Collateral Agent, for itself and the benefit of the Purchasers, on the Collateral with respect to which a Lien may be perfected by filing pursuant to the Code. Such Lien is prior to all other Liens, except Permitted Liens, that would be prior to Liens in favor of the Collateral Agent for the benefit of the Collateral Agent and the Purchasers as a matter of law, and is enforceable as such as against any and all creditors of and purchasers from any Grantor (other than purchasers and lessees of Inventory in the Ordinary Course of Business and non-exclusive licensees of General Intangibles in the Ordinary Course of Business and holders of Permitted Liens).

(g) Schedule II hereto lists all Instruments, Letter of Credit Rights and Chattel Paper of each Grantor. All action by any Grantor necessary to protect and perfect the Lien of the Collateral Agent on each item set forth on Schedule II (including the delivery of all originals thereof to the Collateral Agent and the legending of all Chattel Paper as required by Section 6(b) hereof) has been duly taken. The Lien of the Collateral Agent, for the benefit of the Collateral Agent and the Purchasers, on the Collateral listed on Schedule II hereto is prior to all other Liens (other than Permitted Liens) that would be prior to the Liens in favor of the Collateral Agent and the Purchasers as a matter of law, and is enforceable as such against any and all creditors of and purchasers from any Grantor, other than holders of Permitted Liens. Collateral Agent recognizes that certain Instruments are and in the future may be in the possession of the Fleet Facility Agent.

(h) Each Grantor's name as it appears in official filings in the state of its incorporation, organizational identification number issued by each Grantor's state of incorporation or a statement that no such number has been issued, each Grantor's state of incorporation, the location of each Grantor's chief executive office, principal place of business, offices, all warehouses and premises where Collateral is stored or located, and the locations of its books and records concerning the Collateral are set forth on Schedule III-A, Schedule III-B Schedule III-C, Schedule III-D, Schedule III-E and Schedule III-F, respectively, hereto. Each Grantor has only one state of incorporation.

(i) With respect to each Account, unless otherwise indicated in writing to Collateral Agent and subject to the adjustments allowed in Section 5(e) reports with regard to discount, allowances and credits, the Grantors warrant that: (i) it is genuine and in all respects what it purports to be, and it is not evidenced by a judgment; (ii) it arises out of a completed, bona fide sale and delivery of goods by the corresponding Grantor in the Ordinary Course of Business and substantially in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between the corresponding Grantor and the Account Debtor; (iii) it is for a sum certain maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to the Collateral Agent on request; (iv) such Account, and the Collateral Agent's security interest therein, is not and will not (by voluntary act or omission of the Grantors) be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is deemed by the Collateral Agent to be immaterial, and each such Account is absolutely owing to the corresponding Grantor and is not contingent in any respect or for any reason; (v) the contract under which such Account arose does not condition or restrict the corresponding Grantors' right to assign to the Collateral Agent the right to payment thereunder unless the corresponding Grantor has obtained the Account Debtor's consent to such collateral assignment or complied with any conditions to such assignment (regardless of whether under the UCC or other Applicable Law any such restrictions are ineffective to prevent the grant of a Lien upon such Account in favor of the Collateral Agent); (vi) the Grantors have not made any agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction thereform, except discounts or allowances which are granted by the corresponding Grantor in the Ordinary Course of Business from prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to the Collateral Agent in accordance with Section 5(e); (vii) to the best of each Grantor's knowledge, there are no facts, events or occurrences which are reasonably likely to impair the validity or enforceability of any of its Accounts or reduce the amount payable thereunder from the face amount of the invoice and statements delivered to the Collateral Agent with respect thereto; (viii) to the best of each Grantor's knowledge, (1) the Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise to the Account was executed, and (2) such Account Debtor is Solvent; (ix) to the best of each Grantor's knowledge, there are no proceedings or actions which are threatened or pending against Account Debtor thereunder and which are reasonably likely to result in any material adverse change in such Account Debtor's financial condition or collectibility of such Account; and (x) no payments have been made or shall be made with respect to such Account except payments immediately delivered to a Deposit Account in which an enforceable Deposit Account Control Agreement in favor of Collateral Agent is in effect, except so long as the Fleet Facility Debt is outstanding in which case each Grantor shall deliver all Proceeds of Accounts to the Fleet Facility Agent or as otherwise required by the Fleet Facility Documents.

(j) With respect to any Inventory of the Grantors (i) such Inventory is located at one of the applicable Grantor's locations set forth on Schedule III-A, Schedule III-B, Schedule III-C, Schedule III-D, Schedule III-E or Schedule III-F hereto, as applicable; (ii) no Inventory with an aggregate value in excess of $500,000 is now, or shall at any time or times hereafter be stored at any other location unless Grantor promptly shall obtain a bailee or landlord agreement with respect to such location; (iii) the applicable Grantor has good, indefeasible and merchantable title to such Inventory and such Inventory is not subject to any Lien or security interest or document whatsoever except for the Lien granted to the Collateral Agent and for Permitted Liens; (iv) such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or disposition of that Inventory or the payment of any monies to any third party upon such sale or other disposition; and (v) the completion of manufacture, sale or other disposition of such Inventory by the Collateral Agent following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which any Grantor is party or to which such property is subject.

(k) No Grantor has any interest in, or title to, any Patent, Trademark or Copyright except as set forth in Schedule IV hereto. This Security Agreement is effective to create a valid and continuing Lien on and security interest in and, upon filing of (i) appropriate financing statements listed on Schedule I, and (ii) an applicable Intellectual Property Security Agreement with the United States Copyright Office or the United States Patent and Trademark Office, as the case may be, perfected Liens in favor of the Collateral Agent on each Grantor's Patents, Trademarks and Copyrights and such perfected Liens are enforceable as such as against any and all creditors of and purchasers from any Grantor. Upon filing of an applicable Intellectual Property Security Agreement with the United States Copyright Office or the United States Patent and Trademark Office, as the case may be, and the filing of appropriate financing statements listed on Schedule I hereto, all actions necessary to protect and perfect the Collateral Agent's Lien on and security interest in each Grantor's Patents, Trademarks or Copyrights shall have been duly taken.

(l) (i) Schedule V hereto lists a complete and accurate description of the authorized capital stock or other Equity Interests of the Parent, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule V, there are no subscriptions, options, warrants, or calls relating to any shares of the capital stock or other Equity Interests of the Parent, including any right of conversion or exchange under any outstanding security or other instrument. The Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or other equity interests or any security convertible into or exchangeable for any of its capital stock or other equity interests.

(ii) Schedule V hereto lists a complete and accurate list of the Parent's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of capital stock or other equity interests authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the Parent. All of the outstanding capital stock or other Equity Interests of each such Subsidiary has been validly issued and is fully paid and nonassessable.

(iii) Except as set forth on Schedule V, no capital stock or other Equity Interests (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock or other equity interests) of any direct or indirect Subsidiary of the Parent is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, put, commitment or claim of any right, title, or interest therein or thereto.

(m) All Deposit Accounts of each Grantor are listed on Part I of Schedule VI, including, with respect to each depository (i) the name and address of such depository and (ii) the account numbers of the accounts maintained with such depository. All securities accounts of the each Grantor are listed on Part II of Schedule VII, including with respect to each securities intermediary (i) the name and address of such securities intermediary and (ii) the account numbers of the securities accounts maintained with such securities intermediary.

(n) All motor vehicles owned by each Grantor are listed on Schedule VII hereto, by model, model year and vehicle identification number ("VIN"). If requested by the Collateral Agent, each Grantor shall deliver to the Collateral Agent motor vehicle title certificates for all motor vehicles from time to time owned by it and shall cause those title certificates to be filed (with the Collateral Agent's Lien noted thereon) in the appropriate state motor vehicle filing office.

5. COLLATERAL ADMINISTRATION.

(a) The Grantors shall maintain and pay for insurance upon all Collateral, wherever located, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks in such amounts (subject to current deductibles of $250,000) and with such insurance companies as are reasonably satisfactory to the Collateral Agent. All proceeds payable under each such policy shall be payable to, if the Fleet Facility Debt is outstanding, to the Fleet Facility Agent for application in accordance with the Fleet Facility Documents, and otherwise to the Collateral Agent for application to the Obligations. The Grantors shall deliver the originals or certified copies of such policies to the Collateral Agent with lender's loss payable endorsements reasonably satisfactory to the Collateral Agent, naming the Collateral Agent as a lender's loss payee, mortgagee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to the Collateral Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of the Collateral Agent shall not be impaired or invalidated by any act or neglect of any Grantor or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If any Grantor fails to provide and pay for such insurance, the Collateral Agent may, at its option, but shall not be required to, procure the same and charge the Grantors therefor. The Grantors agree to deliver to the Collateral Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies relating to the Collateral. For so long as no Event of Default exists, the Grantors shall have the right to settle, adjust and compromise any claim with respect to any insurance maintained by the Grantors provided that all proceeds thereof relating to the Collateral are applied in the manner specified in this Security Agreement. At any time that an Event of Default exists and if the Fleet Facility Debt is paid in full, only the Collateral Agent shall be authorized to settle, adjust and compromise claims relating to the Collateral, the Collateral Agent shall have all rights and remedies with respect to such policies of insurance as are provided for in this Security Agreement and the other Operative Agreements; provided, that the Collateral Agent shall use reasonable efforts to consult with the Grantors regarding such settlement, adjustment or compromise but shall have no liability to the Grantors for the Collateral Agent 's failure to do so.

(b) Any proceeds of insurance referred to in this Section and any condemnation awards that are paid to the Collateral Agent in connection with a condemnation of any of the Collateral shall be paid, if the Fleet Facility Debt is outstanding, to the Fleet Facility Agent, and otherwise to the Collateral Agent, provided that if such proceeds are received by the Collateral Agent and if so requested by the Grantors in writing within five (5) days after the Collateral Agent's receipt of such proceeds and if no Default or Event of Default exists, the Grantors may apply such proceeds to repair or replace damaged or destroyed Equipment or Real Estate so long as (1) such repair or replacement is promptly undertaken and concluded, (2) replacements of buildings are constructed on the sites of the original casualties and are of comparable size, and quality and utility to the destroyed buildings, (3) the repaired or replaced Property is at all times free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, (4) the Grantors comply with such disbursement procedures for such proceeds as the Collateral Agent may reasonably impose for repair or replacement, and (5) the amount of proceeds from any single casualty affecting Equipment or Real Estate does not exceed $5,000,000.

(c) All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed under any Applicable Law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by the Collateral Agent or the Purchasers to any Person to realize upon any Collateral shall be borne and paid by the Grantors. Neither the Collateral Agent nor any Purchaser shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in the Collateral Agent's or such Purchaser's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at the Grantors' sole risk.

(d) Subject to other provisions hereof and as may be commercially reasonable, the Grantors shall at all times defend its title to the Collateral and shall in all events defend the Collateral Agent's Liens therein against all Persons and all claims and demands whatsoever other than holders of Permitted Liens.

(e) The Grantors shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to the Collateral Agent on such periodic basis as the Collateral Agent shall request a sales and collections report for the preceding period, in form satisfactory to the Collateral Agent. The Grantors shall also provide to the Collateral Agent on or before the 20th day of each month a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, face value and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon the Collateral Agent's request therefor, customer addresses, dates of invoices, copies of proof of delivery and a copy of all documents, including repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as the Collateral Agent shall reasonably request. Upon the Collateral Agent's request therefor, the Grantors shall deliver to the Collateral Agent copies of invoices or invoice registers related to all of its Accounts.

(f) If any Grantor grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, the Grantors shall report such discounts, allowances or credits, as the case may be, to the Collateral Agent as part of the next required Schedule of Accounts. If any amounts due and owing in excess of $500,000 are in dispute between the Grantors and any Account Debtor, or if any returns are made in excess of $500,000 with respect to any Accounts owing from an Account Debtor, the Grantors shall provide the Collateral Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute or return, all claims related thereto and the amount in controversy. Upon and after the occurrence of an Event of Default and if the Fleet Facility Debt has been paid in full and the commitments thereunder terminated, the Collateral Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of any Accounts comprising a part of the Collateral upon such terms and conditions as the Collateral Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorneys' fees, to the Grantors.

(g) If an Account of the Grantors includes a charge for any Taxes payable to any Governmental Entity, the Collateral Agent is authorized in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of the Grantors and to charge the Grantors therefor; provided, however, that the Collateral Agent shall not be liable for any Taxes that may be due by the Grantors.

(h) Whether or not a Default or an Event of Default exists, the Collateral Agent shall have the right at any time, in the name of the Collateral Agent, any designee of the Collateral Agent or Grantors to verify the validity, amount or any other matter relating to any Accounts of the Grantors by mail, telephone, telegraph or otherwise. The Grantors shall cooperate fully with the Collateral Agent in an effort to facilitate and promptly conclude any such verification process.

(i) To expedite collection, the Grantors shall endeavor in the first instance after the Fleet Facility Debt has been paid in full and the commitments thereunder terminated to make collection of the Grantors' Accounts for the Collateral Agent. All monies received from such collection by the Grantors in respect of its Accounts, together with the proceeds of any other Collateral, shall be held by the Grantors as trustee of an express trust for the Collateral Agent's benefit and shall immediately deposit same in kind into a Deposit Account. If the Fleet Facility Debt has been paid in full and the commitments thereunder terminated, the Collateral Agent shall retain the right at all times after the occurrence of a Default or an Event of Default to notify Account Debtors of the Grantors that Accounts have been assigned to the Collateral Agent and to collect Accounts directly in its own name and to charge to the Grantors the collection costs and expenses, incurred by the Collateral Agent, including reasonable attorneys' fees.

(j) The Grantors shall keep accurate and complete records of its Inventory and shall furnish the Collateral Agent inventory reports respecting such Inventory in form and detail satisfactory to the Collateral Agent at such times as the Collateral Agent may request, but so long as no Default or Event of Default exists, no more frequently than once each week. The Grantors shall, at the Grantors' expense, conduct a physical inventory no less frequently than annually and periodic cycle counts consistent with the Grantors' historical practices and shall provide to the Collateral Agent a report based on each such physical inventory and cycle count promptly thereafter, together with such supporting information as the Collateral Agent shall request. The Collateral Agent may participate in and observe each physical count or inventory, which participation shall be at the Grantors' expense at any time that an Event of Default exists.

(k) The Grantors shall not return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (i) such return is in the Ordinary Course of Business of the Grantors and such Person; (ii) no Default or Event of Default exists or would result therefrom; and (iii) if the Fleet Facility Debt has been paid in full and the commitments thereunder terminated, any payments received by the Grantors in connection with any such return are promptly turned over to the Collateral Agent for application to the Obligations.

(l) The Grantors shall keep accurate records itemizing and describing the kind, type, quality, quantity and cost of its Equipment and all dispositions made in accordance with Section 5(n) hereof, and shall furnish the Collateral Agent with a current schedule containing the foregoing information on at least an annual basis and more often if requested by the Collateral Agent. Promptly after request therefor by the Collateral Agent, the Grantors shall deliver to the Collateral Agent any and all evidence of ownership, if any, of any of the Equipment.

(m) The Grantors will not sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of the Collateral Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Equipment which, in the aggregate during any consecutive 12 month period, has a fair market value or book value, whichever is more, of $250,000 or less, provided that all net Proceeds thereof, if the Fleet Facility Debt has been paid in full and the commitments thereunder terminated, are remitted to the Collateral Agent for application to the Obligations, or (ii) replacements of Equipment that are substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or concurrently with any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens, and the Grantors shall have given the Collateral Agent at least 10 days prior written notice of such disposition.

(n) The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted and unless the Grantors shall have determined in the exercise of their reasonable business judgment that nay piece of Equipment is no longer needed in their business. The Grantors will not permit any of the Equipment to become affixed to any real Property leased to the Grantors so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a Landlord Waiver in favor of and in form acceptable to the Collateral Agent, and the Grantors will not permit any of the Equipment to become an accession to any personal Property that is subject to a Lien unless the Lien is a Permitted Lien.

6. COVENANTS. Each Grantor covenants and agrees with the Collateral Agent, for the benefit of the Collateral Agent and the Purchasers, that from and after the date of this Security Agreement and until the Termination Date:

(a) Further Assurances: Pledge of Instruments; Chattel Paper.

(i) At any time and from time to time, upon the written request of the Collateral Agent and at the sole expense of Grantors, each Grantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further actions as the Collateral Agent may deem desirable to obtain the full benefits of this Security Agreement and of the rights and powers herein granted, including (A) using its best efforts to secure all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Collateral Agent of any License or Contract held by such Grantor and to enforce the security interests granted hereunder; and (B) filing any financing or continuation statements under the Code with respect to the Liens granted hereunder or under any other Operative Agreement as to those jurisdictions that are not jurisdictions not governed by the Code.

(ii) Unless the Collateral Agent shall otherwise consent in writing (which consent may be revoked) or unless Grantors shall have given or shall be obligated to give possession to the Fleet Facility Agent, each Grantor shall deliver to the Collateral Agent all Collateral consisting of negotiable Documents, certificated securities, Chattel Paper and Instruments (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank) promptly after such Grantor receives the same.

(iii) Each Grantor shall obtain or use its best efforts to obtain waivers or subordinations of Liens from landlords and mortgagees, and each Grantor shall in all instances obtain signed acknowledgements of the Collateral Agent's Liens from bailees having possession of any Grantor's Goods in excess of an aggregate value of $500,000 that they hold for the benefit of the Collateral Agent.

(iv) Unless waived by the Collateral Agent in writing (which waiver may be revoked) or unless Grantors are obligated under the Fleet Facility Documents to deliver the same to the Fleet Facility Agent, each Grantor shall obtain an Investment Property Control Agreements from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for any Grantor; provided, however, that, the Grantors shall not be required to deliver an Investment Property Control Agreement from any securities intermediary that has heretofore delivered an Investment Property Control Agreement to the Fleet Facility Agent. Upon the termination of the Fleet Facility Documents and the payment in full of all Fleet Facility Debt the Grantors shall deliver to the Collateral Agent Investment Property Control Agreements from each securities intermediary that had previously delivered an Investment Property Control Agreement to the Fleet Facility Agent.

(v) Unless waived by the Collateral Agent in writing (which waiver may be revoked) or unless Grantors are obligated under the Fleet Facility Documents to deliver the same to the Fleet Facility Agent, each Grantor shall obtain a Deposit Account Control Agreement with each bank or financial institution holding a Deposit Account for such Grantor; provided, however, that, the Grantors shall not be required to deliver a Deposit Account Control Agreement from any bank or financial institution that has heretofore delivered a Deposit Account Control Agreement to the Fleet Facility Agent. Upon the termination of the Fleet Facility Documents and the payment in full of all Fleet Facility Debt the Grantors shall deliver to the Collateral Agent Deposit Account Control Agreements from each bank or financial institution that had previously delivered an Deposit Account Control Agreement to the Fleet Facility Agent.

(vi) Each Grantor that is or becomes the beneficiary of a letter of credit shall promptly, and in any event within two (2) Business Days after becoming a beneficiary, notify the Collateral Agent thereof and, if so requested by the Collateral Agent, enter into a tri-party agreement with the Collateral Agent and the issuer and/or confirmation bank with respect to Letter-of-Credit Rights assigning such Letter-of-Credit Rights to the Collateral Agent and directing all payments thereunder to a Deposit Account that is the subject of an enforceable Deposit Account Control Agreement in favor of the Fleet Facility Agent or the Collateral Agent, as the case may be.

(vii) Unless Grantors are obligated under the Fleet Facility Documents to grant the same to the Fleet Facility Agent, each Grantor shall take all steps necessary to grant the Collateral Agent control of all electronic chattel paper in accordance with the Code.

(viii) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code in such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Grantor agrees to furnish any such information to the Collateral Agent promptly upon request. Each Grantor also ratifies its authorization for the Collateral Agent to have filed in any jurisdiction governed by the Code any initial financing statements or amendments thereto if filed prior to the date hereof.

(ix) Each Grantor shall promptly, and in any event within two (2) Business Days after the same is acquired by it, notify the Collateral Agent of any commercial tort claim (as defined in the Code) acquired by it and unless otherwise consented to by the Collateral Agent (which may be revoked), such Grantor shall enter into a supplement to this Security Agreement, granting to the Collateral Agent a Lien in such commercial tort claim.

(b) Maintenance of Records. Grantors shall keep and maintain, at their own cost and expense, satisfactory and complete records of the Collateral, including a record of any and all payments received and any and all credits granted with respect to the Collateral and all other dealings with the Collateral. Grantors shall mark their books and records pertaining to the Collateral to evidence this Security Agreement and the Liens granted hereby. If any Grantor retains possession of any Chattel Paper or Instruments with the Collateral Agent's consent, such Chattel Paper and Instruments shall be marked with a legend the form, scope and substance of which is acceptable to the Collateral Agent.

(c) Covenants Regarding Patent, Trademark and Copyright Collateral.

(i) Grantors shall notify the Collateral Agent immediately if they know or have reason to know that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding any Grantor's ownership of any Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

(ii) In no event shall any Grantor, either itself or through any agent, employee, licensee or designee, file an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency without giving the Collateral Agent prior written notice thereof, and, upon registration and upon request of the Collateral Agent, Grantor shall execute and deliver any and all applicable Intellectual Property Security Agreements as the Collateral Agent may request to evidence the Collateral Agent's Lien on such Patent, Trademark or Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby.

(iii) Grantors shall take all actions necessary or requested by the Collateral Agent to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of the Patents, Trademarks and Copyrights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings, unless the applicable Grantor shall determine that such Patent, Trademark or Copyright is not material to the conduct of its business.

(iv) In the event that any of the Patent, Trademark or Copyright Collateral is infringed upon, or misappropriated or diluted by a third party, such Grantor shall comply with Section 6(a)(ix) herein. Such Grantor shall, unless such Grantor shall reasonably determine that such Patent, Trademark or Copyright Collateral is in no way material to the conduct of its business or operations, promptly sue for infringement, misappropriation or dilution and to seek injunctive and other appropriate relief and remedies, and shall take such other actions as the Collateral Agent shall deem appropriate under the circumstances to protect such Patent, Trademark or Copyright Collateral.

(d) Indemnification. In any suit, proceeding or action brought by the Collateral Agent or any Purchaser relating to any Collateral for any sum owing with respect thereto or to enforce any rights or claims with respect thereto (other than as between Collateral Agent and any Purchaser on the one hand and the Fleet Facility Agent and Lenders on the other), each Grantor will save, indemnify and keep the Collateral Agent and any Purchaser harmless from and against all expense (including reasonable attorneys' fees and expenses), loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Account Debtor or other Person obligated on the Collateral, arising out of a breach by any Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Grantor, except in the case of the Collateral Agent or any Purchaser, to the extent such expense, loss, or damage is attributable solely to the gross negligence or willful misconduct of the Collateral Agent or such Purchaser as finally determined by a court of competent jurisdiction. All such obligations of Grantors shall be and remain enforceable against and only against Grantors and shall not be enforceable against the Collateral Agent or any Purchaser.

(e) Compliance with Terms of Accounts, etc. In all material respects, each Grantor will perform and comply with all obligations in respect of the Collateral and all other agreements to which it is party or by which it is bound relating to the Collateral.

(f) Limitation on Liens on Collateral. No Grantor will create, permit or suffer to exist, and each Grantor will defend the Collateral against, and take such other action as is necessary to remove, any Lien on the Collateral except Permitted Liens, and will defend the right, title and interest of the Collateral Agent and the Purchasers in and to any of such Grantor's rights under the Collateral against the claims and demands of all Persons whomsoever.

(g) Limitations on Disposition. No Grantor will sell, license, lease, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so except as permitted by the Note Purchase Agreements.

(h) Further Identification of Collateral. Grantors will, if so requested by the Collateral Agent, furnish to the Collateral Agent, as often as the Collateral Agent requests, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in such detail as the Collateral Agent may specify.

(i) Notices. Grantors will advise the Collateral Agent promptly, in reasonable detail, (i) of any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral, and (ii) of the occurrence of any other event which would have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereunder or under any other Operative Agreement.

(j) No Reincorporation. No Grantor shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated as of the date hereof without the prior written consent of the Collateral Agent.

(k) Terminations; Amendments Not Authorized. Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Collateral Agent and agrees that it will not do so without the prior written consent of the Collateral Agent, subject to such Grantor's rights under Section 9-509(d)(2) of the Code and unless the filing of such financing statement or amendment is required of Grantor under the Operative Agreements.

7. COLLATERAL AGENT'S APPOINTMENT AS ATTORNEY-IN-FACT.

On the Closing Date each Grantor shall execute and deliver to the Collateral Agent a power of attorney (the "Power of Attorney") substantially in the form attached hereto as Exhibit A. The power of attorney granted pursuant to the Power of Attorney is a power coupled with an interest and shall be irrevocable until the Termination Date. The powers conferred on the Collateral Agent, for the benefit of the Collateral Agent and the Purchasers, under the Power of Attorney are solely to protect the Collateral Agent's interests (for the benefit of the Collateral Agent and the Purchasers) in the Collateral and shall not impose any duty upon the Collateral Agent or any Purchaser to exercise any such powers. The Collateral Agent agrees that (a) except for the powers granted in clause (h) of the Power of Attorney, it shall not exercise any power or authority granted under the Power of Attorney unless an Event of Default has occurred and is continuing, (b) the Collateral Agent shall account for any moneys received by the Collateral Agent in respect of any foreclosure on or disposition of Collateral pursuant to the Power of Attorney provided that none of the Collateral Agent or any Purchaser shall have any duty as to any Collateral, and the Collateral Agent and the Purchasers shall be accountable only for amounts that it actually receive as a result of the exercise of such powers, and (c) the Collateral Agent shall not use this Power of Attorney for any knowing violation of the Intercreditor Agreement. NONE OF THE COLLATERAL AGENT, THE PURCHASERS OR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL BE RESPONSIBLE TO ANY GRANTOR FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR OTHERWISE, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

8. REMEDIES: RIGHTS UPON DEFAULT.

(a) In addition to all other rights and remedies granted to it under this Security Agreement, the Note Purchase Agreements, the other Operative Agreements and under any other instrument or agreement securing, evidencing or relating to any of the Obligations, if any Event of Default shall have occurred and be continuing, the Collateral Agent (at the direction of the Required Holders) may exercise all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, each Grantor expressly agrees that in any such event the Collateral Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon such Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived as to Grantors to the maximum extent permitted by the Code and other applicable law), may forthwith enter upon the premises of such Grantor where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving such Grantor or any other Person notice and opportunity for a hearing on the Collateral Agent's claim or action and may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any Purchaser shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Collateral Agent and the Purchasers, the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Grantor hereby releases. Such sales may be adjourned and continued from time to time with or without notice. The Collateral Agent shall have the right to conduct such sales on any Grantor's premises or elsewhere and shall have the right to use any Grantor's premises without charge for such time or times as the Collateral Agent deems necessary or advisable.

If any Event of Default shall have occurred and be continued, each Grantor further agrees, at the Collateral Agent's request, to assemble the Collateral and make it available to the Collateral Agent at a place or places designated by the Collateral Agent which are reasonably convenient to the Collateral Agent and such Grantor, whether at such Grantor's premises or elsewhere. Until the Collateral Agent is able to effect a sale, lease, or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent. The Collateral Agent shall have no obligation to any Grantor to maintain or preserve the rights of such Grantor as against third parties with respect to Collateral while Collateral is in the possession of the Collateral Agent. The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent's remedies (for the benefit of the Collateral Agent and the Purchasers), with respect to such appointment without prior notice or hearing as to such appointment. The Collateral Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Obligations as provided in the Note Purchase Agreement, and only after so paying over such net proceeds, and after the payment by the Collateral Agent of any other amount required by any provision of law, need the Collateral Agent account for the surplus, if any, to any Grantor. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Collateral Agent or any Purchaser arising out of the repossession, retention or sale of the Collateral except such as arise solely out of the gross negligence or willful misconduct of the Collateral Agent or such Purchaser as finally determined by a court of competent jurisdiction. Each Grantor agrees that ten (10) days prior notice by the Collateral Agent of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any attorneys' fees and other expenses incurred by the Collateral Agent or any Purchaser to collect such deficiency.

(b) Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

(c) To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent (i) to fail to incur expenses reasonably deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8(c) is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would not be commercially unreasonable in the Collateral Agent's exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8(c). Without limitation upon the foregoing, nothing contained in this Section 8(c) shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8(c).

(d) Neither the Collateral Agent nor the Purchasers shall be required to make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof. Neither the Collateral Agent nor the Purchasers shall be required to marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, and all of its and their rights hereunder or under any other Operative Agreement shall be cumulative. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any Purchaser, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise.

9. GRANT OF LICENSE TO USE INTELLECTUAL PROPERTY COLLATERAL. For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 8 hereof (including, without limiting the terms of Section 8 hereof, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of Collateral) at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, for the benefit of the Collateral Agent and the Purchasers, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

10. LIMITATION ON COLLATERAL AGENT'S AND PURCHASERS' DUTY IN RESPECT OF COLLATERAL; INDEMNIFICATION. The Collateral Agent and each Purchaser shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Collateral Agent nor any Purchaser shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or such Purchaser, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

Each Grantor hereby agrees jointly and severally to indemnify and hold harmless the Collateral Agent and each Purchaser and their respective Affiliates, directors, officers, employees and agents against and from any and all claims, actions, liabilities, costs and expenses of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) that may be imposed on, incurred by, or asserted against any of them, in any way relating to or arising out of this Security Agreement, any exercise of remedies hereunder or any other action taken or omitted by them hereunder, except to the extent a court holds in a final and nonappealable judgment that they resulted directly from the gross negligence or willful misconduct of such Persons.

11. REINSTATEMENT. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12. NOTICES. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Security Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Note Purchase Agreements.

13. SEVERABILITY. Whenever possible, each provision of this Security Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Security Agreement. This Security Agreement is to be read, construed and applied together with the Note Purchase Agreements and the other Operative Agreements which, taken together, set forth the complete understanding and agreement of the Collateral Agent, the Purchasers and the Grantors with respect to the matters referred to herein and therein.

14. NO WAIVER; CUMULATIVE REMEDIES. Neither the Collateral Agent not any Purchaser shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Collateral Agent and then only to the extent therein set forth. A waiver by the Collateral Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of the Collateral Agent or any Purchaser, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Collateral Agent and the Grantors.

15. LIMITATION BY LAW. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

16. TERMINATION OF THIS SECURITY AGREEMENT. Subject to Section 11 hereof, this Security Agreement shall terminate upon the Termination Date.

17. SUCCESSORS AND ASSIGNS. This Security Agreement and all obligations of Grantors hereunder shall be binding upon the successors and assigns of each Grantor (including any debtor-in-possession on behalf of such Grantor) and shall, together with the rights and remedies of the Collateral Agent, for the benefit of the Collateral Agent and the Purchasers, hereunder, inure to the benefit of the Collateral Agent and the Purchasers, all future holders of any instrument evidencing any of the Obligations and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Collateral Agent, for the benefit of the Collateral Agent and the Purchasers, hereunder. No Grantor may assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Security Agreement.

18. COUNTERPARTS. This Security Agreement may be authenticated in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. This Security Agreement may be authenticated by manual signature, facsimile or, if approved in writing by the Collateral Agent, electronic means, all of which shall be equally valid.

19. GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE OPERATIVE DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS SECURITY AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH GRANTOR HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN GRANTORS, THE COLLATERAL AGENT AND THE PURCHASERS PERTAINING TO THIS SECURITY AGREEMENT OR ANY OF THE OTHER OPERATIVE DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OF THE OTHER OPERATIVE DOCUMENTS, PROVIDED, THAT THE COLLATERAL AGENT, THE PURCHASERS AND THE GRANTORS ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF LOS ANGELES, AND, PROVIDED, FURTHER, NOTHING IN THIS SECURITY AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE COLLATERAL AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE COLLATERAL AGENT. EACH GRANTOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH GRANTOR HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH GRANTOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH GRANTOR AT THE ADDRESS PROVIDED THEREFOR IN THE NOTE PURCHASE AGREEMENTS AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

20. WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY, THE PARTIES DESIRE THAT DISPUTES ARISING HEREUNDER OR RELATING HERETO BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE COLLATERAL AGENT, THE PURCHASERS, AND THE GRANTORS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED IN CONNECTION WITH, THIS SECURITY AGREEMENT OR ANY OF THE OTHER OPERATIVE DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO.

21. SECTION TITLES. The Section titles contained in this Security Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

22. NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Security Agreement. In the event an ambiguity or question of intent or interpretation arises, this Security Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Security Agreement.

23. ADVICE OF COUNSEL. Each of the parties represents to each other party hereto that it has discussed this Security Agreement and, specifically, the provisions of Section 19 and Section 20, with its counsel.

24. BENEFIT OF Purchasers. All Liens and security interests granted or contemplated hereby shall be for the benefit of the Collateral Agent, individually, and the Purchasers, and all proceeds or payments realized from Collateral in accordance herewith shall be applied to the Obligations in accordance with the terms of the Note Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

ATTEST:	THE DIXIE GROUP, INC., a Tennessee corporation
/s/ Geoffrey G. Young Geoffrey G. Young Assistant Secretary	By: /s/ Daniel K. Frierson Title: Chairman
[CORPORATE SEAL]	By: /s/ Gary A. Harmon Title: Vice President and Chief Financial Officer

ATTEST:	FABRICA INTERNATIONAL, a California corporation
/s/ Geoffrey G. Young Geoffrey G. Young Assistant Secretary	By: /s/ Gary A. Harmon Title: Vice President
[CORPORATE SEAL]
ATTEST:	BRETLIN, INC., a Georgia corporation
/s/ Geoffrey G. Young Geoffrey G. Young Assistant Secretary	By: /s/ Gary A. Harmon Title: Vice President
[CORPORATE SEAL]
ATTEST:	CANDLEWICK YARNS, INC., a Tennessee corporation
/s/ Geoffrey G. Young Geoffrey G. Young Assistant Secretary	By: /s/ Gary A. Harmon Title: Vice President
[CORPORATE SEAL]	[Signatures will continue on following page]
ATTEST:	CHROMA TECHNOLOGIES, INC., a California corporation
/s/ Geoffrey G. Young Geoffrey G. Young Assistant Secretary	By: /s/ Gary A. Harmon Title: Vice President
[CORPORATE SEAL]
ATTEST:	DIXIE GROUP LOGISTICS, INC., a Georgia corporation
/s/ Geoffrey G. Young Geoffrey G. Young Assistant Secretary	By: /s/ Gary A. Harmon Title: Vice President
[CORPORATE SEAL]
TENNENBAUM CAPITAL PARTNERS, LLC, a Delaware limited liability company, as Collateral Agent
By: Tennenbaum & Co., LLC Its: Managing Member
By: /s/ Howard Levkowitz Name: Howard Levkowitz Title: Principal